Exhibit 99.2
Supplemental Financial Data WESCO Second Quarter 2010 July 22, 2010

Safe Harbor Statement Note: All statements made herein that are not historical facts should be considered as "forward- looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, debt level, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in detail in Form 10-K for WESCO International, Inc. for the year ended December 31, 2009 and any subsequent filings with the Securities & Exchange Commission. Any numerical or other representations in this presentation do not represent guidance by management and should not be construed as such.

Second Quarter 2010 Results Outlook Second Quarter 2010 Performance Second Quarter 2010 Performance Q2 sales forecasted to be up 2% to 4% from Q1 2010 Sales up 10% sequentially Q2 gross margins forecasted to be stable with Q1 levels of 19.8% Gross margin of 19.3%, down 50 basis points sequentially primarily due to mix and flat year-over-year SG&A expense forecasted to be stable with Q1 levels of $180 million (excludes LADD non-cash charge of $3.4 million) SG&A of $186 million, improved by 90 basis points Operating margin of approximately 4.0% Operating margin of 4.1%

Second Quarter 2010 End Market Comments

Sequential and year-over-year quarterly comparisons

End Market	Q2 2010 vs. Q2 2009	Q2 2010 vs. Q1 2010	Comments
WESCO Consolidated	8.6%	9.6%	• All four end markets and all six major product categories grew sequentially • Backlog up 7% year-over-year and sequentially • Data communications product sales up 25%; 10 new branches opened in1st half; 8 planned in 2nd half; awarded seven projects each in excess of $1 million
Industrial	25%	6%	• Opportunity pipeline and bid activity levels increasing; approaching $1 billion • OEM, integrated supply and global accounts performing well; broad demand • Industrial economy expected to shift to a more gradual rate of recovery
Construction	4%	17%	• Multiple contractor channels facilitating growth • Canada and rest-of-world project activity and backlog are strong • Non-residential construction outlook remains challenging
Utility	(19%)	3%	• Power demand remains soft but has recently improved • Public power markets challenged due to construction weakness • Transmission and alternative energy demand building
Commercial, Institutional, Government (CIG)	11%	11%	• Government and stimulus opportunity pipeline increased to $390 million • Stimulus related orders increased by $25 million in Q2 • Strong stimulus opportunities to continue in second half of 2010

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WESCO Major Growth Initiatives Fortune 1000 focus Sell all WESCO products and services Capture new customers and expand with current customers Achieve 100% customer renewal rate Global Accounts and Integrated Supply Electrical plus data communications Global Accounts model application to contractors across all market segments Construction project management LEAN applications to construction life cycle EPCs and Contractors Migrate from National to Global accounts Invest and take share in Canada Broaden geographic reach in Mexico Expand global footprint in conjunction with customer opportunities International Aligned WESCO government resources into one team Increased government sales resources Dedicated stimulus team in place Government Expand scope of supply and value proposition to Investor Owned Utilities Grow share in Public Power Grow high voltage business serving transmission, substation and alternative energy markets Utility Leverage WESCO Global Accounts position and geographic footprint Data centers (data plus electrical products) Targeted marketing initiatives (secure networking, security, etc.) Data Communications Invest and take share in lighting Marketing and sales initiatives focused on lighting solutions Dedicated region resources coupled with a focused set of lighting branches Lighting Use LEAN Value Creation toolset as a differentiator Target major metropolitan markets with a density of healthcare institutions Leverage agreements with Group Purchasing Organizations and Integrated Delivery Networks Healthcare and Education Arrows depict expected end market momentum in 2010

June 30, 2010 Key Financial Metrics June 30, 2010 Key Financial Metrics June 30, 2010 Key Financial Metrics June 30, 2010 Key Financial Metrics June 30, 2010 Key Financial Metrics 6/30/2010 12/31/2009 Liquidity1 $576 million $442 million YTD Free Cash Flow $63 million $279 million Financial Leverage 3.7x 4.2x ($Millions) Outstanding at June 30, 2010 Outstanding at June 30, 2010 Outstanding at December 31, 2009 Outstanding at December 31, 2009 2009 Debt Maturity Schedule 2009 Debt Maturity Schedule AR Securitization (V) $100 $45 $45 2012 Inventory Revolver (V) $28 $196 $196 2013 Real Estate Mortgage (F) $40 $41 $41 2013 High Yield Bonds (F) $150 $150 $150 2017 Convertible Bonds (F) $438 $438 $438 2010 / 2011 / 2029 Other (F) $4 $5 $5 N/A Total Debt $760 $875 $875 Capital Structure V = Variable Rate Debt F = Fixed Rate Debt 1 Asset-backed facilities total availability plus invested cash Record High

Convertible Debt GAAP vs. Non-GAAP Debt Reconciliation Non-Cash Interest Expense Schedule ($millions) ($millions) ($millions) ($millions) ($millions) ($millions) ($millions) ($millions) 2025 Bond 2029 Bond Total 2010 $2.1 $2.1 $4.2 2011 $0.0 (1) $2.4 $2.4 2012 $0.0 (1) $2.7 $2.7 (1) Assumes the 2025 bond is put to Company in October 2010 Convertible Debentures Convertible Debentures Convertible Debentures Convertible Debentures Convertible Debentures Convertible Debentures Convertible Debentures Convertible Debentures Maturity Par Value of Debt Debt Discount Debt per Balance Sheet 2025 $ 92,327 $ (640) $ 91,687 2026 $ 221 $ (11) 210 2029 $ 345,000 $ (179,479) $ 165,521 Total $ 437,548 $ (180,130) $ 257,418

Convertible Debt and SARs/Options EPS Dilution Weighted Average Quarterly Share Count Weighted Average Quarterly Share Count Weighted Average Quarterly Share Count Weighted Average Quarterly Share Count Stock Price Incremental Shares from Convertible Debt (in millions)3 Incremental Shares from SARs/Option Awards (in millions) Total Diluted Share Count (in millions)4 $37.52 (Q2 Avg.) 2.76 0.81 46.04 $40.00 3.33 0.87 46.68 $50.00 5.41 1.18 49.06 $75.00 8.33 1.79 52.60 $100.00 9.78 2.13 54.39 Convertible Debt Details Convertible Debt Details Conversion Price $28.8656 Conversion Rate 34.6433 1 Underlying Shares 11,951,939 2 Footnotes: 1 1000/28.8656 2 $345 million/28.8656 3 (Underlying Shares x Avg. Quarterly Stock Price) minus $345 million Avg. Quarterly Stock Price 4 Basic Share Count - 42.44 million shares

Q3 Outlook Category Expectations Expectations Sales Expected to be sequentially flat to slightly higher (consistent with seasonality) Gross Margins Somewhat sequential improvement SG&A Expense Stable sequentially Operating Margins Somewhat higher than second quarter Tax Rate Full year effective tax rate in the range of 28% to 30%